UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 21, 2005 (March 18, 2005)

LOUDEYE CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-29583	91-1908833

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1130 Rainier Avenue South
Seattle, Washington		98144

(Address of Principal Executive Offices)		Zip Code

(206) 832-4000

(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.
SIGNATURES

Item 3.02 Unregistered Sales of Equity Securities.

     In June 2004, we acquired On Demand Distribution Limited, or OD2, one of the largest digital music providers in Europe. As previously reported by Loudeye in a current report on Form 8-K on February 28, 2005, Loudeye has reached an agreement to satisfy all remaining deferred payment obligations and contingent payment obligations payable to the former OD2 shareholders as follows:

•	By issuing 3,554,419 shares of Loudeye common stock (valued at approximately $5.3 million based on March 18, 2005 closing share price) in full satisfaction of the remaining deferred payment obligation of approximately £3.7 million (or approximately $7.1 million based on March 17, 2005 exchange rates).

•	By paying £3.1 million (or approximately $6.0 million based on March 18, 2005 exchange rates) in cash in full satisfaction of the remaining contingent payment obligation of up to £10.0 million (or approximately $19.2 million based on March 18, 2005 exchange rates). This payment is divided into two installments, the first of which was made in March 2005 and the second of which will be made in July 2005.

Loudeye issued the 3,554,419 shares of our common stock on March 18, 2005 to former OD2 shareholders, 528,014 of which are being held in escrow by us pursuant to the terms of the OD2 transaction. These shares represented approximately 3.3% of our outstanding capital stock, based on 108,497,360 shares of our common stock outstanding on March 17, 2005, prior to such issuance. The restructuring result in an approximate 57% reduction in the maximum aggregate amount of Loudeye’s remaining deferred payment obligations and potential contingent payment obligations, as valued based on the March 18, 2005 closing share price and exchange rates.

     The securities described above have not been registered and are being issued in reliance upon exemptions from the registration requirements of the Securities Act provided by Regulation S and section 4(2) thereunder. Such securities may not be offered or sold in the United States in the absence of an effective registration statement or an exemption from the registration requirements under the Securities Act. We have agreed to use our commercially reasonable efforts to file a registration statement covering resales of these securities on or prior to April 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.
Dated: March 21, 2005	By:	/s/ Michael A. Brochu
Michael A. Brochu
President and Chief Executive Officer